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                                                  Exhibit 10.20


                    MEMORANDUM OF UNDERSTANDING
               YANKEE ENERGY BOARD AND PHILIP T. ASHTON


     On December 6, 1994, the Board of Directors ("Board") of
Yankee Energy System, Inc. (together with all subsidiaries,
"Yankee") and Philip T. Ashton ("Ashton") reached an agreement on the following matters:

1. Ashton has agreed to resign as Chief Executive Officer of Yankee effective March 1, 1995. Ashton has submitted his letter of resignation to the Board. The transition of Chief Executive Officer duties to Terzic will begin immediately, as of December 6, 1994.

2. Ashton will stand for election to a new three-year term as a director at the 1995 Annual Meeting of Shareholders on February 24, 1995, and (assuming he is re-elected by the shareholders) will remain as Chairman of the Board until the Board meeting following the 1996 Annual Meeting of Shareholders, at which time the Board will consider whether to continue Ashton as Chairman. If the Board determines not to continue Ashton as Chairman after that meeting, the resolution adopted by the Board on May 26, 1994 regarding nomination and tenure of directors will apply and Ashton will submit his resignation to the Board no later than March 1, 1996. From the period between the 1995 and 1996 Annual Meeting of Shareholders, Ashton will receive $25,000 annually as Chairman of the Board and will also receive all fees paid to directors in accordance with Yankee's policy for compensating directors. Ashton's duties as Chairman will be determined by the Board.

3. Ashton agrees to retire from Yankee effective March 1, 1995. The Board agrees that Ashton's total monthly retirement plan will be $17,310 and that a supplemental retirement plan or other mutually acceptable document will be entered into as soon as practicable after December 6, 1994, to assure the $17,310 monthly retirement payment. In addition to the above monthly total retirement payment, Ashton will be entitled to any other benefits generally available to retired persons under Yankee's retirement plans. The document establishing Ashton's entitlement to the monthly retirement payment shall include a requirement that Ashton not compete with Yankee so long as he is receiving retirement benefits.



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4.   The Board agrees that all stock grants and options held by
Ashton will vest on the same vesting schedule that would have applied if Ashton were not retiring on March 1, 1995, provided that any vesting which would occur upon Ashton's retirement will still occur upon that event. The Board agrees to examine whether the stock option exercise date can be extended by the Board until the expiration of 12 months after Ashton reaches the age of 65; if so, such an extension will be effected. If shareholder approval of the stock option plan amendments, necessary to effect such changes, will be required to preserve the current status of the stock option plan under Federal securities law, the Board and Ashton agree to discuss in good faith alternatives to the continued vesting and extended exercise periods.

5. The Board agrees that Ashton's 1994 base annual salary shall be set at $262,500 effective May 1, 1994. The Board also agrees that Ashton will be given an incentive compensation award of $80,000 for 1994. This will result in a cash payment in December of $88,400 (which includes the $8,400 lump sum salary adjustment for May 1, 1994 to December 31, 1994 and the $80,000 bonus.) For January and February, 1995, Ashton will be paid at the annual base salary rate of $262,500.

6. The Board has given Ashton written notice on December 6, 1994 of its intent not to renew Ashton's January 1, 1993 Employment Agreement, and Ashton agrees that the Employment Agreement will terminate, and he will be an employee at will, effective at midnight on December 31, 1994.

7. The Board and Ashton have agreed upon the text of a press release announcing Ashton's prospective retirement and the change in the Chief Executive Officer position. The Board and Ashton agree that all other disclosures and reports required by law will be made on a timely basis.

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8.   This Memorandum of Understanding shall be subject to the
execution of such definitive agreements as may be necessary to give effect thereto and the satisfaction of all applicable legal and regulatory requirements.

Accepted:

/s/ Philip T. Ashton
-------------------------
Philip T. Ashton                   December 12, 1994



/s/ Emery G. Olcott
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Emery G. Olcott                    December 12, 1994


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